Exhibit 99.1
For investor relations information, contact:
For Halifax Corporation of Virginia
Rob Drennen
rdrennen@hxcorp.com
(717) 506-4700 x2228
For Global Equity Capital, LLC
Thomas A. Waldman
communications@globalequitycap.com
(858) 764-2536
HALIFAX CORPORATION OF VIRGINIA
TO BE ACQUIRED FOR $1.20 PER SHARE
ALEXANDRIA, VA — January 7, 2010 — Halifax Corporation of Virginia (HALX.PK — OTC) today announced that it had entered into a definitive agreement with Global Iron Holdings, LLC, an affiliate of Global Equity Capital, LLC, to merge with a subsidiary of Global Iron. As result of the transaction, the stockholders of Halifax would receive $1.20 in cash per share of common stock. The per share price represents a 110% premium to Halifax’s average trading price of $0.57 over the last 20 trading days.
The Board of Directors of Halifax has unanimously approved the merger agreement and has recommended that Halifax’s stockholders vote to approve the merger. Financial advisory firm, The Woodward Group, has provided a fairness opinion to the Board of Directors.
The merger is subject to approval by vote of holders of two-thirds of Halifax’s outstanding common stock and other customary closing conditions, including the exchange of outstanding Halifax subordinated notes for notes of the surviving entity. Halifax and Global Iron expect the merger to close in the first quarter of 2010. Directors, officers and key stockholders holding approximately 31% of the outstanding common stock have agreed with Global Iron to vote in favor of the transaction. After the merger, the Company expects to operate as Halifax Technology, LLC.
Charles McNew, President and CEO, stated, “We are pleased with the all cash transaction and our ability to provide a liquidity event for our shareholders. Given the Company’s limited resources, the historical cost of our SEC compliance and the challenges facing the maintenance services industry it has become apparent that affiliating ourselves with a larger, better financed organization is an appropriate step for the Company. Global Equity Capital will provide excellent positioning for continuity of our outstanding customer service and a good home for our loyal base of employees.”
“Global Equity Capital is pleased to have the opportunity to provide the financial support for the acquisition, which will allow Halifax to improve its business and customer support without the pressures of being a public company,” stated Angela Blatteis, Managing Director of Global Equity Capital, LLC.
The holders of the Company’s $1,000,000 subordinated notes have agreed to certain modifications to the notes including extension of the maturity dates. These amendments to the outstanding notes are contingent on the merger occurring with Global Iron’s subsidiary.
About Halifax Corporation of Virginia
Founded in 1967, Halifax Corporation of Virginia is an enterprise logistics and maintenance solutions company providing a wide range of technology services to commercial and government customers throughout the United States. The Company’s principal products are enterprise logistics solutions and high availability hardware maintenance services. More information on Halifax can be found at www.hxcorp.com.
About Global Iron Holdings, LLC
With the support of private equity investor, Global Equity Capital, LLC, Global Iron Holdings, LLC was formed to acquire Halifax and complementary IT services businesses. Global Equity Capital, headquartered in Boulder, Colorado, is led by an experienced team, which has demonstrated over time a reliable track record of creating substantial value in its portfolio companies for shareholders and management. For more information visit www.globalequitycap.com.
Important Additional Information About the Transaction
In connection with the proposed merger, Halifax will file a proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS OF HALIFAX ARE ENCOURAGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the proxy statement (when available) and other documents filed by Halifax at the SEC’s Web site at http://www.sec.gov. Copies of the proxy statement can also be obtained, without charge, by directing a request to:

Halifax Corporation of Virginia
5250 Cherokee Avenue
Alexandria VA 22312
Attention: Rob Drennen,
                 Chief Financial Officer
Telephone Number: (717) 506-4700, Ext 2228
Halifax and its directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed merger. Information regarding Halifax’s directors and executive officers is available in Halifax’s proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on February 20, 2009. Additional information regarding the interests of such potential participants will be included in the proxy statement relating to the merger and the other relevant documents filed with the SEC when they become available.
Cautionary Statement on Risks Associated with Halifax Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “target,” “goal,” “project,” “anticipate,” “predict,” “intend,” “plan,” “estimate,” “may,” “will,” “should,” “could” and similar expressions and their negatives are intended to identify such statements. Forward-looking statements are not guarantees of future performance, anticipated trends or growth in businesses, or other characterizations of future events or circumstances and are to be interpreted only as of the date on which they are made. Halifax undertakes no obligation to update or revise any forward-looking statement. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by Halifax described in documents filed with the SEC from time to time. Halifax’s SEC filings can be accessed through the Investor Relations section of our website, www.hxcorp.com, or through the SEC’s EDGAR Database at www.sec.gov.